Filed Pursuant to Rule 433

Registration No. 333-160134

June 22, 2009

Pricing Term Sheet

Merck & Co., Inc.

June 22, 2009

1.875% Notes due 2011

4.000% Notes due 2015

5.000% Notes due 2019

5.850% Notes due 2039

Ratings:	Aa3/AA-/AA-
Trade Date:	June 22, 2009
Settlement Date:	June 25, 2009
Bookrunners:

J.P. Morgan Securities Inc., Banc of America Securities LLC, Citigroup Global Markets Inc., RBS Securities Inc.

BNP Paribas Securities Corp., Credit Suisse Securities (USA) LLC, HSBC Securities (USA) Inc., Santander Investment Securities Inc., UBS Securities LLC

Title:	1.875% Notes due 2011	4.000% Notes due 2015	5.000% Notes due 2019	5.850% Notes due 2039
Size:	$1,250,000,000	$1,000,000,000	$1,250,000,000	$750,000,000
Maturity:	June 30, 2011	June 30, 2015	June 30, 2019	June 30, 2039
Interest Payment Dates:	6/30 and 12/30, commencing on 12/30/09	6/30 and 12/30, commencing on 12/30/09	6/30 and 12/30, commencing on 12/30/09	6/30 and 12/30, commencing on 12/30/09
Coupon:	1.875%	4.000%	5.000%	5.850%
Benchmark Treasury:	0.875% due May 2011	2.25% due May 2014	3.125% due May 2019	3.50% due February 2039
Treasury Yield:	1.137%	2.701%	3.681%	4.414%
Spread to Benchmark Treasury:	T+75bps	T+137.5bps	T+140bps	T+145bps
Yield to Maturity:	1.887%	4.076%	5.081%	5.864%
Price to Public:	99.976%	99.598%	99.369%	99.802%
Underwriting Discount:	25bps	35bps	45bps	87.5bps
Make-Whole Call:	T+10bps	T+20bps	T+20bps	T+20bps
CUSIP:	589331 AR8	589331 AP2	589331 AN7	589331 AQ0
ISIN:	US589331AR84	US589331AP29	US589331AN70	US589331AQ02

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities Inc. collect at 1-212-834-4533, Banc of America Securities LLC toll-free at 1-800-294-1322, Citigroup Global Markets Inc. toll-free at 1-877-858-5407 or RBS Securities Inc. toll-free at 1-866-884-2071.

This pricing term sheet supplements the preliminary form of prospectus supplement issued by Merck & Co., Inc. on June 22, 2009 relating to its Prospectus dated June 22, 2009.